EXHIBIT 10.1
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                           TIME BROKERAGE AGREEMENT

     This Time Brokerage Agreement ("Agreement") is made this 15th day of February, 1995, by and between GE RADIO COMPANY ("Licensee") and ALTA CALIFOR-NIA BROADCASTING, INC., a corporation organized under the laws of the State of California ("Broker") ("Licensee" and "Broker" being jointly referred to herein as the "Parties").

     WHEREAS, Licensee is authorized to operate Radio Stations KHSL(AM) and KHSL-FM (the "Stations"), Chico and Paradise, California, pursuant to authori-zations issued by the Federal Communications Commission ("FCC");

     WHEREAS, the Parties have carefully considered the FCC's time brokerage policies and intend that this Agreement in all respects comply with such policies;

     WHEREAS, Licensee desires to enter into this Agreement to provide a regular source of diverse programming and income to sustain the operations of the Stations;

     WHEREAS, Broker desires to provide an over-the-air program service to the Chico and Paradise, California area using the facilities of the Stations;

     WHEREAS, Licensee agrees to provide time on the Stations exclusively to Broker on terms and conditions that conform to policies of the Stations and the FCC for time brokerage arrangements and that are as set forth herein;

     WHEREAS, Broker agrees to utilize the facilities of the Stations solely to broadcast such programming of its selection that conforms with the policies of Licensee as set forth in Exhibit A hereto and with all rules, regulations, and policies of the FCC, and as set forth herein; and

     WHEREAS, the Licensee and the Broker have entered into an Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), by which the Broker will purchase the assets of, and accept the assignment of the licenses issued by the FCC with respect to, the Stations.

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises set forth herein, Licensee and Broker, intending to be bound legally, hereby agree as follows:

     1. FACILITIES. Licensee agrees to make the broadcasting studio and transmission facilities of the Stations available to Broker and to broadcast on the Stations, or cause to be broadcast, Broker's programs which shall originate either from Broker's own studios or from other studios contracted for by Broker. To the extent necessary or desired by Broker, the Stations' studio building, transmitter site and transmission facilities and equipment shall be made available by Licensee to Broker for Broker's use at Seller's out-of-pocket cost during the Term of this Agreement, to the extent that such facilities are not actually needed or in use for Licensee's own broadcasts on the Stations.

     2.   PAYMENT.

          (a)  BASIC PAYMENT.
               As consideration for Licensee's permitting Broker to air its programming on the Stations pursuant to this Agreement, Broker shall pay to Licensee the sum of Three Thousand Dollars ($3,000.00) on the first day of each month during which this Agreement is in effect (the "Monthly Payment"). In the even that, for any month, this Agreement is in effect for less than the full month,m the consideration to be paid pursuant to this Paragraph shall be pro rated such that Licensee shall be compensated for that portion of the month during which the Agreement is in effect.

          (b)  LICENSEE'S ACCOUNTS RECEIVABLE.

               On the Commencement Date, Licensee shall assign to Broker for purposes of collection only, all of the Licensee's accounts receivable except each account more than sixty (60) days overdue and upon which no payment has been received within the sixty (60) days prior to Commencement Date. Broker shall use such efforts as are reasonable and in the ordinary course of business to collect the accounts receivable for a period of one hundred twenty (120) days following the Commencement Date (the "Collection Period"). This obliga-tion, however, shall not extend to the institution of litigation, employment of counsel, or any other extraordinary means of collection. So long as the accounts receivable are in Broker's possession, neither Licensee nor its agents shall make any solicitation of them for collection purposes or institute litigation for the collection of any amounts due thereunder. All payments received by Broker during the Collection Period from any person or entity obligated with respect to any of the accounts receivable shall be applied first to Licensee's account and only after full satisfaction thereof to Broker's account; provided, however, that if during the Collection Period any account debtor contests in writing the validity of its obligation with respect to any account receivable, then Broker shall return that account receivable to Licensee after which Licensee shall be solely responsible for the collection thereof. Within ten (10) days after the end of each calendar month during the Collection Period (or if such day is a weekend or holiday, on the next business day), Broker shall furnish Licensee with a list of the accounts receivable collected during the prior calendar month and shall pay to Licensee the full amount collected with respect to the accounts receivable during such month.
Any of the accounts receivable that are not collected during the Collection Period shall be reassigned to Licensee after which Broker shall have no further obligation to Licensee with respect to the accounts receivable; provided, however, that all funds subsequently received by Broker (without time limita-tion) that can be specifically identified, whether by accompanying invoice or otherwise, as payment on any account receivable belonging to Licensee shall be promptly paid to Licensee. Broker shall not have the right to compromise, settle or adjust the amounts of any of the accounts receivable without Licensee's prior written consent, or to withhold any proceeds or the accounts receivable or to retain any uncollected accounts receivable after the expiration of the Collection Period for any reason whatsoever. Licensee shall be responsible for the payment of all commissions due with respect to the accounts receivable.

     3. TERM. This Agreement shall commence on February 15, 1995. The Term of this Agreement shall be coincident with the duration of the Purchase Agreement, such that this Agreement will terminate automatically upon the consummation or termination of the Purchase Agreement, unless earlier terminated as provided in this Agreement.

     4. PROGRAMS. Broker shall furnish or cause to be furnished the programs to be broadcast, which shall be in good taste and in accordance with the rules, regulations and policies of the Federal Communications Commission ("Commission" and/or "FCC") and the Communications Act of 1934, as amended (the "Communications Act"). Licensee is aware that Broker's current intention is to program the Stations with the programming that is directed to the country and western music audience. The Broker may place programming over the Stations up to a maximum of one hundred sixty-six hours per week per station and shall supply Licensee with no less than one hundred sixty hours per week per station of programming. Broker recognizes that Licensee continues to have obligations under certain barter agreements into which the Licensee has entered.

     5.   STATION FACILITIES.

          5.1  OPERATION OF STATIONS.
               The Licensee represents that the Stations will operate throughout the Term of this Agreement in accordance with the authorizations issued to it by the FCC and all applicable FCC Rules. The Licensee's reserved air time of at least two (2) hours per week shall be scheduled between the hours of 7:00 a.m. and 12:00 noon on Sundays. Any routine or non-emergency maintenance work affecting the operation of the Stations at full power shall be scheduled with at least forty-eight (48) hours prior notice to the Broker.

          5.2  INTERRUPTION OF NORMAL OPERATIONS.
               If the Stations suffer any damage or loss of any nature to their transmission or studio facilities which results in the interruption of service or the inability of the Stations to operate with maximum authorized facilities, Licensee shall immediately notify Broker and shall inform Broker whether it is willing to effectuate those repairs or replace that equipment necessary to return the Stations to maximum power operation. If the Licensee notifies the Broker that it is unwilling to make such repairs or replace such equipment, Broker, at its option, may (1) terminate this Agreement or (2) agree to reimburse Licensee for the repair or replacement of such facilities, any equipment purchased shall become the property of the Broker.

          5.3  MAIN STUDIO LOCATION.
               Licensee shall maintain a main studio for the Stations within the Stations' principal community contours and shall staff the main studio of the Stations consistent with the FCC's rules and policies.

     6. COMPLIANCE WITH FCC RULES; HANDLING OF MAIL. Licensee shall comply with Commission rules and policies, including those regarding the maintenance of the Stations' local public inspection files (which shall at all times remain the responsibility of the Licensee). Licensee shall also be required to receive or handle mail, cables, telegraph messages or telephone calls in connection with the Licensee's operation of the Stations. Any mail or other written communications received by Broker that deal with the operations of the Stations shall be forwarded promptly by the Broker to the Licensee.

     7. PROGRAMMING AND THE PUBLIC INTEREST. The programming provided by Broker shall consist of such materials as are determined by Broker to be appropriate and/or in the public interest including, without limitation, such public affairs programming, public service announcements, music, news, weather reports, sports, promotional material, and advertising, as are determined and selected by Broker. Licensee shall have the full and unrestricted right to delete and not broadcast any material contained in any part of the programming provided by Broker which it regards as being unsuitable for broadcast or the broadcast of which it believes would be contrary to the public interest.

     8. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Broker shall employ and be responsible for the salaries, commissions, taxes, insurance, and all other related costs for all personnel involved in the production, broadcast and sale of its programming and commercial messages including, but not limited to, air personalities, salespersons, and traffic personnel. Broker shall also be responsible for all of its promotional expenses in connection with the programming it is to furnish for broadcast on the Stations. Broker shall be responsible for delivering the programming and/or the broadcast signal to Licensee's Studio. Alternatively, Broker may deliver its programming to Broker's transmitters via radio Studio Transmitter Link. In such event, however, Broker shall pay for all equipment necessary to connect Broker's STL equipment to Licensee's remote control unit. Installation of the STL equipment and any equipment needed to connect the STL equipment to Licensee's remote control unit shall be at Broker's expense. Broker shall bear full responsibility for any damage caused by such installation. Prior to the installation of any STL equipment including, without limitation, any antenna, Broker shall provide a wind load study performed by a registered professional engineer demonstrating that the station's tower can support the STL antenna and a certificate from a registered professional engineer certifying that the equipment will not cause interference to any other equipment then located at the station's transmitter site. In the event that the STL equipment causes interference to the Stations or to any third party:

          A. Broker shall cease use of the STL equipment. Broker shall be responsible for paying certain other operating costs of the Stations, including, but not limited to the following:

               1. All lease payments for use of the Stations' main studio and offices should they be utilized by Broker; and provided that Seller is required to and does in fact make such payments to the owner of the studio and offices;

               2. Utility bills for utility services at both the main studio location and the transmitter sites of the Stations;

               3. Telephone system maintenance costs and local exchange telephone service costs at the Stations' main studios and to and at the Stations' transmitter sites;

               4. Normal maintenance of the transmitting facilities of the Stations and of all equipment required by the FCC for the operation of the Stations in compliance with the rules and policies of the FCC;

          B.   Licensee shall be responsible for paying the following:

               1. Salaries, benefits, payroll taxes, insurance and related costs of all personnel employed by Licensee for the Stations;

               2. Costs of equipment repair and supplies; such as parts replacements, major supplies or maintenance requiring the capabilities of specialized third parties.

               3. Costs of engineering or technical personnel necessary to assure compliance with FCC rules and policies and maintenance and repair of the Stations' transmission facilities;

               4. All insurance premiums on property and casualty insurance coverage of the Stations' transmission facilities at the Stations' transmitter site(s) and at the Stations' offices and main studio facilities; and

               5.   Personal and real property taxes and regulatory fees.

Broker shall be fully responsible for the supervision and direction of its employees, and Licensee shall be directly responsible for the supervision and direction of its employees. Broker shall promptly enter into agreements with ASCAP, BMI or SESAC, as required to permit the airing of Broker's programming over the Stations, and shall pay the required license fees to each of such performance rights societies. Broker shall also pay any and all other copyright license fees attributable to its programming to be broadcast on the Stations.

     9. ADVERTISING AND PROGRAMMING REVENUES. Broker shall retain all revenues from the sale of advertising time on the programs it delivers to the Stations. Licensee shall retain the revenue from the sale of any advertising on the Stations on programs not provided or delivered to Licensee by Broker.

     10. OPERATION OF STATION. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, power and control over the operation of the Stations during the period of this Agreement, including, without limitation, control over the Stations' finances, personnel and programming. The Stations' General Manager shall direct the day-to-day operation of the Stations. Licensee shall retain control over the policies, programming and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, the right to preempt any programs not in the public interest or in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest, and the right to take any other actions necessary for compliance with federal, state and local laws, the Commmunications Act and the Rules, regulations and policies of the FCC (including the prohibition against unauthorized transfers of control) and the rules, regulations and polices of other federal government entities, including the Federal Trade Commission and the U. S. Department of Justice. Licensee shall at all times be solely responsible for meeting all of the Commission's requirements with respect to public service programming, for ascertaining the problems, issues, needs and interests of the Stations' communities of license and their surrounding area, maintaining the political and public inspection files and the Stations' logs, and for the preparation of the Stations' quarterly issues/programs lists. Licensee shall also retain the right to break into Broker's programming in case of an emergency. Broker shall, upon request by Licensee, provide Licensee with information with respect to such of Broker's programs that are responsive to the problems, needs and issues facing the residents of the Stations' service area, so as to assist Licensee in the preparation of required programming reports and will provide upon request such other information necessary to enable Licensee to prepare other records and reports required by the FCC or other local, state or federal government entities.

     11. STATION IDENTIFICATION. Licensee will be responsible for ensuring the proper broadcast of FCC-required station identification announcements; however, Broker shall cooperate with Licensee to ensure that all required station identification announcements are broadcast with respect to the Stations in full compliance with FCC rules and policies.

     12. SPECIAL EVENTS. Licensee reserves the right, in its discretion, to preempt any of the broadcasts of Broker's programs for broadcast of special programs of public importance. In all such cases, Licensee will use its best efforts to give Broker reasonable notice of its intention to preempt Broker's programs.

     13. POLITICAL ADVERTISING. Broker shall cooperate with Licensee to ensure compliance with the political broadcasting requirements of the Communications Act and the FCC's rules and policies thereunder. Broker shall supply such information promptly to Licensee as may be necessary to comply with the lowest unit charge requirements of Section 315 of the Communications Act or with any statute that may be enacted relating to the provision of air time to political candidates. To the extent that Licensee believes necessary, in Licensee's sole discretion, Broker shall release advertising availabilities to Licensee to permit it to comply with the reasonable access provisions of
Section 312(a)(7) of the Communications Act, or any successor statute, and the equal opportunities provisions of Section 315 of the Communications Act, or any successor statute, and the rules and policies of the FCC thereunder; provided, however, that all revenues realized by Licensee as a result of such a release of advertising time shall promptly be remitted to Broker. In any event, with respect to the Stations, Licensee must oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules and policies of the FCC.

     14. LICENSEE'S RESPONSIBILITY FOR COMPLIANCE WITH FCC TECHNICAL RULES. Licensee shall retain, on a full time or part time basis, a qualified Chief Engineer who shall be responsible for maintaining the transmission facilities of the Stations. Licensee shall retain a Chief Operator, as that term is defined by the rules and regulations of the FCC (who may also hold the position of Chief Engineer), who shall be responsible for ensuring compliance by the Stations with the technical operating and reporting requirements established by the FCC.

     15. FORCE MAJEURE. Any failure or impairment of facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement and Licensee will not be liable to Broker; provided, however, that, if the Stations are off the air or operating at less than ninety percent (90%) of their authorized power for either two consecutive days or forty-eight (48) hours (whether or not consecutive) during any consecutive thirty (30) day period, Broker shall be entitled to an offset in the Monthly Payment as set forth in Exhibit B, hereto.

     16. RIGHT TO USE THE PROGRAMS. The right to use the programs to be furnished hereunder by Broker and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested in Broker, subject, however, to the rights of others (including, without limitation, copyright rights, trademark and service mark rights and other intellectual property rights) in and to the programs. By entering into this Agreement, Licensee does not license Broker to use, in any manner, any programs produced or aired by Licensee.

     17. PAYOLA. Broker agrees that neither it nor any of its employees will accept any consideration, compensation or gift or gratuity or any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, in consideration for the broadcast of any matter on the Stations unless the pay is identified, in the broadcast for which Consideration was provided, as having paid for or furnished such Consideration, in accordance with Sections 507 and 317 of the Communications Act and FCC rules and polices. Broker agrees to execute, and to have each of its employees involved in the section of broadcast matter on the Stations execute, at least once every six (6) months, payola Affidavits in the form annexed as an attachment to Exhibit C hereto, and Broker agrees to deliver the originals of all such Affidavits to Licensee as expeditiously as possible following their execution.

     18. COMPLIANCE WITH LAW. Broker agrees that, throughout the Term of this Agreement, Broker will comply with all laws, rules, regulations and policies applicable to the conduct of Licensee's business, and Broker acknowledges that Licensee has not urged, counseled or advised the use of any unfair business practice.

     19. COMPLIANCE BY BROKER WITH LICENSEE POLICY STATEMENT. Broker hereby covenants, warrants and represents that it will, at all times during the Term of this Agreement, comply in all material respects with the Licensee's Statement of Stations' Policies concerning the Stations, which Statement of Stations' Policies is annexed hereto as Exhibit A.

     20.  REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION WARRANTY.

          20.1(a)   AUTHORIZATIONS.
                    Except as specified in the Asset Purchase Agreement, Licensee owns and holds all licenses and other permits and authorizations necessary for the operation of the Station as presently conducted (including licenses, permits and authorizations issued by the FCC) ("Operating Authorizations"). There is not now pending or, to Licensee's knowledge threatened any action by the Commission or other party to revoke, cancel, suspend, refuse to renew or materially and adversely modify any of such Operating Authorizations and, to Licensee's knowledge, except as reflected in the Asset Purchase Agreement, no event has occurred which allows or, after notice or lapse of time or both, would allow, the revocation or termination of such Operating Authorizations or the imposition of any restrictions thereon of such a nature that may limit in any material respect the operation of the Station as presently conducted. Licensee has no knowledge that any such Operating Authorizations will not be renewed in due course during the term of this Agreement. To the best of its knowledge, Licensee is not in violation of any material respect of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state, local or foreign government entity, court or authority having jurisdiction over it or its operations or assets, which wold have a material adverse effect on Licensee or its assets or on its ability to perform this Agreement.

          (b)  FILINGS.
               To the best of Licensee's knowledge, all reports and applications required to be filed within the last two (2) years with the FCC (including ownership reports and renewal applications) or any other governmental entity, department or body in respect of the Station have been, and in the future will be, filed by Licensee in a timely manner and are and will be true and complete in all material respects. All such reports and documents, to the extent required to be kept in the public inspection files of Station, are and will be kept in such files.

          (c)  FACILITIES.
               The Stations' operating equipment will be maintained and comply in all material respects with the maximum facilities permitted by the Operating Authorizations and will be maintained, in all material respects, in accordance with good engineering standards necessary to deliver a high quality technical signal to the are served by Station and, in all material respects, with all applicable laws and regulations (including the requirements of the Act and the rules, regulations, policies and procedures of the FCC promulgated thereunder). All expenditures reasonably required to maintain the quality of Stations' signals shall be made promptly and shall be deemed "Operating Expenses," except as otherwise may be required by the Asset Purchase Agreement.

          (d)  RETENTION OF PROPERTY.
               Licensee will not dispose of, transfer, assign or pledge any asset, except with the prior written consent of Broker, if such actin would affect materially and adversely Licensee's performance hereunder or the business and operations of Broker permitted hereby.

          (e)  INSURANCE.
               Licensee will maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire, and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage, and such other insurance as may be required by law and as is customary and usual in the broadcast industry) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities comparable to those of the Station. Any insurance proceeds received by Licensee in respect of damaged property will be used to repair or replace such property so that the operation of Station conforms with this Agreement.

          20.2 Broker shall indemnity and hold Licensee harmless against all liability for libel, slander, unfair competition or trade practices, infringement of trademarks, trade names or program titles, violation of rights of privacy and infringement of copyrights and other proprietary rights resulting from or caused by the actions or inactions of Broker, and from and against any and all other claims, damages, and causes of action resulting from the broadcast of programming furnished by Broker, or any liability resulting from the broadcast of Broker's programming. Further, Broker warrants that the broadcasting of its programs will not violate programming. Further, Broker warrants that the broadcasting of its programs will not violate any applicable laws or any rights of others, and Broker agrees to hold Licensee, the Stations and its employees, harmless from any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from the broadcast of such programs. Broker's obligation to hold Licensee harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

          20.3 Licensee shall notify Broker in writing within sixty (60) days of the occurrence of any event, or of its discovery of any facts, which in its opinion entitle or may entitle it to indemnification under Paragraph 20.1; provided, however, that failure to give such notice within such sixty (60) day period shall not affect the liability of Broker under Paragraph 20.1 unless the failure to give such notice within such time period materially adversely affects Broker's ability to defend itself against the claim giving rise to Licensee's claim. With respect to threatened or asserted claims of third parties, Broker shall promptly defend such claim by counsel of Broker's own choosing. Licensee shall reasonably cooperate in such defense.

          20.4 If Broker, within a reasonable time after notice of a claim hereunder, fails to defend such claim, Licensee shall be entitled to undertake the defense, compromise or settlement of such claim subject to the right of Broker to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof. Anything in this Paragraph 20 to the contrary notwithstanding: (i) if there is a reasonable probability that a claim may adversely affect Licensee, Licensee shall have the right to defend, compromise or settle such claim; (ii) if the facts giving rise to indemnification hereunder shall involve a possible claim by Licensee against a third party, Licensee shall have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim; (iii) Broker will not, without Licensee's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Licensee of a release from all liability in respect to such claim; and (iv) Broker shall not be liable for any settlement or compromise to which it did not consent, which consent shall not be unreasonably withheld.

          20.5 Licensee shall indemnify and hold Broker harmless against all liability for libel, slander, unfair competition or trade practices, infringement of trademarks, service marks, trade names or program titles, violation of rights or privacy and infringement of copyrights and to the proprietary rights resulting from or caused by the actions or inactions of Licensee, and from and against any and all other claims, damages and causes of action resulting from the broadcast on the Stations of the programming furnished by Licensee. Licensee agrees to hold Broker and its employees harmless from any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees, accruing to Broker and arising from the broadcast on the Stations of the programs to be aired by Licensee. Licensee's obligation to hold Broker harmless against the liabilities specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

          20.6 Broker shall notify Licensee in writing within sixty (60) days of the occurrence of any event, or of its discovery of any facts, which in its opinion entitle or may entitle it to indemnification under Paragraph 20.4; provided, however, that failure to give such notice within such sixty (60) day period shall not affect the liability or Licensee under Paragraph 20.4 unless the failure to give such notice within such time period materially adversely affects Licensee's ability to defend itself against the claim giving rise to Broker's claim for indemnification or to cure the default giving rise to such claim. With respect to threatened or asserted claims of third parties, Licensee shall promptly defend such claim by counsel of the Licensee's own choosing, Broker shall reasonably cooperate in such defense.

          20.7 If Licensee, within a reasonable time after notice of a claim hereunder, fails to defend such claim, Broker shall be entitled to undertake the defense, compromise or settlement of such claim subject to the right of Licensee to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof. Anything in this Paragraph 20 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may adversely affect Broker, Broker shall have the right to defend, compromise or settle such claim; (ii) if the facts giving rise to indemnification hereunder shall involve a possible claim by Broker against a third party, Broker shall have the right, at its own cost and expense, to undertake the prosecution, compromise and settlement of such claim; (iii) Licensee shall not, without Broker's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Broker of a release from all liability in respect to such claim; and (iv) Licensee shall not be liable for any settlement or compromise to which it did not consent, which consent shall not be unreasonably withheld.

          20.8 Broker and Licensee each shall maintain, in forms and amounts customary in the radio broadcast industry, general liability insurance with respect to all programming to be broadcast by Broker or Licensee, as the case may be, over the Stations and shall add one another as an additional insured on all such insurance policies.

     21. EVENTS OF DEFAULT; CURE PERIODS AND REMEDIES. The following shall, after the expiration of the applicable cure periods without the curing of the acts or omissions set forth below, constitute Events of Default;

          21.1 NON-PAYMENT.
               Broker's failure to fully and timely pay the consideration provided for in Paragraph 2 above; or

          21.2 DEFAULT IN COVENANTS OR ADVERSE LEGAL ACTION.
               The default by either party hereto in the material observance or performance of any material covenant, condition or agreement contained herein, or if Broker (i) shall make a general assignment for the benefit of creditors,
(ii) files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof; or

          21.3 BREACH OF REPRESENTATION.
               If any material representation or warranty herein made by either party hereto, or in any certificate or document furnished by either party to the other pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

          21.4 CURE PERIODS.
               An Event of Default (except where such Event Of Default arises from Broker's failure to fully and timely make payments provided for in Paragraph 2 hereof) shall not be deemed to have occurred until thirty (30) business days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the action necessary to cure the Default within such period. This period may be extended for a reasonable period of time, if the defaulting party is acting in good faith to cure the default and such delay is not materially adverse to the other party. Where an Event of Default (other than Broker's failure to pay to Licensee the sum specified in Paragraph 2 hereof) arises from Broker's failure to fully and timely perform the other terms hereof. Such an Event of Default shall not be deemed to have occurred until fifteen (15) days after the Licensee shall have provided the Broker with written notice specifying the non-payment or lateness in payment that if not cured would constitute an Event of Default. If the default is not cured by Broker following notice by Licensee, this Agreement may be terminated (except for the indemnification provisions of this Agreement which shall survive any such termination), unless Licensee shall, in its sole discretion, in writing, agree to continuation of this Agreement in force. If Broker fails to make timely payment under Paragraph 2 hereof, Licensee may terminate the Agreement at any time.

          21.5 TERMINATION UPON DEFAULT.
               Upon the occurrence of an Event of Default, which shall not have been cured within the applicable cure period provided for hereinabove, the non-defaulting party may terminate this Agreement provided that it is not also in material default hereunder. If Broker has defaulted in the performance of its obligations, Licensee shall be under no further obligation to make available to Broker any further broadcast time or broadcast transmission facilities during calendar months following the calendar month in which such Event of Default shall have occurred.

     22. TERMINATION OPTIONS. Broker may elect to terminate this Agreement at any time during the Term hereof in the event that Licensee preempts or substitutes other programming for that supplied by the Broker during two percent (2%) or more of the total hours of Broker programming operation of the Stations during any calendar month. In the event Broker elects to terminate this Agreement pursuant to this provision, it shall give the Licensee notice of such election at least thirty (30) days prior to the effective date of such termination. Upon termination, all sums owing to the Licensee through the effective date of such termination and all credits due the Broker pursuant to the provisions of this Agreement shall be paid and neither party shall have any further liability to the other except as may be provided by Paragraph 20 above. Notwithstanding anything to the contrary above, any preemption by Licensee for the purpose of (a) broadcasting programming to address a public emergency situation or (b) providing political advertising time as required by statute or by FCC rule or policy, shall be specifically excluded from the two percent (2%) calculation. Licensee may terminate this Agreement for material violation of the Agreement by Broker or if Broker ceases to perform its obligation under the Asset Purchase Agreement.

     23. TERMINATION UPON ORDER OF GOVERNMENTAL AUTHORITY. In the event that a federal, state or local governmental authority (including, without limitation, the FCC) orders, or takes or announces other action that requires the termination of its Agreement and/or the curtailment, in any material manner, of the relationship between the parties hereto or the provision of programming by Broker hereunder, Broker, at its option, may: (a) seek administrative or judicial relief from such order(s) (in which event Licensee shall cooperate with Broker, provided that Broker shall be responsible for legal fees and costs incurred in such proceedings); or (b) notify Licensee that it will terminate this Agreement upon ten (10) days' prior written notice to Licensee. In the event of termination of this Agreement by Broker pursuant to clause (b) of the preceding sentence, and in the event that the effective date of termination of this Agreement shall occur in the middle of a calendar month (i.e., on any date other than the first day of the calendar month), the Broker shall be entitled to a proration of the sums owed to or paid to Licensee pursuant to Paragraph 2 hereof, provided that Broker is not in default under this Agreement as of the effective date of such termination of this Agreement. If the FCC designates the license renewal application of the Stations for a hearing as a consequence of this Agreement or for any other reason, or initiates any revocation or other proceeding with respect to the authorizations issued to the Licensee for the operation of the Stations, and Licensee elects to contest the action, then Licensee shall be responsible for its expenses incurred as a consequence of the FCC proceedings; provided, however, that Broker shall at its own expense cooperate and comply with any reasonable request of Licensee to assemble and provide to the Commission information relating to Broker's performance under this Agreement. In the event of termination upon any government order(s), Licensee shall cooperate reasonably with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding, in which event Licensee shall receive as compensation for the carriage of such programming that which otherwise would have been paid to the Broker hereunder. In the event of termination of this Agreement upon any governmental order(s), Broker shall be entitled to pursue collection of its own accounts receivable accrued from any advertiser which has contracted directly with Broker for the purchase of advertising time on the Stations. In the event that any change in FCC rules or policies calls into question the validity of any portion of this Agreement, the parties hereunder shall consult with the FCC and its staff concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such FCC questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement.

     24. MUTUAL REPRESENTATIONS AND WARRANTIES. Both Licensee and Broker represent that they are legally qualified, empowered and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound. Both Licensee and Broker warrant, represent, covenant and certify that Licensee maintains, and shall continue to maintain, ultimate control over the Stations' facilities during the Term of this Agreement, including, without limitation, control over the Stations' finances, personnel and programming. Each party hereto represents and warrants that it has taken all necessary corporate or other necessary action to make this Agreement legally binding on such party, and that the individual signing this Agreement on behalf of such party has been fully authorized and empowered to execute this Agreement on behalf of such party. Broker and Licensee each represents to the other that, with the exception of R. Dean Meiszer of Crisler Capital Company in connection with the Purchase Agreement, it has not engaged a broker in connection with this Agreement and agrees to indemnity the other and hold the other harmless against any claim from any broker or finder based upon any agreement, arrangement, or understanding alleged to have been made by Broker or by Licensee, as the case may be.

     25. CERTIFICATION. Pursuant to Section 73.3555(a)(2)(ii) of the FCC's rules, Licensee certifies that it will maintain ultimate control over the Stations' facilities, including control over the Stations' finances, personnel and programming, and Broker certifies that the arrangement contemplated by this Agreement complies with the provision of Sections 73.3555(a)(1) and 73.3555(e)(1) of the FCC's rules.

     26.  LIABILITIES UPON TERMINATION.

          26.1 Broker shall be responsible for all debts and obligations of Broker to third parties based upon the purchase of air time and use of Licensee's transmission facilities including, without limitation, accounts payable, barter agreements and unaired advertisements, but not for Licensee's federal, state and local income and business franchise tax liabilities or taxes levied upon Licensee's real estate or personal property. Any and all tax obligations with respect to the Licensee's employees are the responsibility of the Licensee and any and all tax obligations with respect to the employees of Broker are the responsibility of Broker.

          26.2 If Broker terminates this Agreement pursuant to the terms hereof, Broker shall have no further obligations or liabilities to Licensee under this Agreement, except for the indemnification obligations set forth in Paragraph 20.1 above and the obligations set forth in Paragraph 26.1 above.

     27. NOTICES. Any notice, demand, or request required or permitted to be given under the provisions of the Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been received on the date of personal deliver or on the date set forth on the return receipt, to the following addresses or to such other address as party may request, in the case of Broker, by notifying Licensee and in the case of Licensee by notifying
Broker:

          To Broker:

               John Power, President
               Alta California Broadcasting, Inc.
               c/o Redwood MicroCap Fund, Inc.
               Building A, Suite 5-I
               7518 Elbow Bend Road
               Carefree, Arizona  85377

                    with copy (which shall not constitute notice) to

               Gregg P. Skall, Esquire
               Pepper & Corazzini
               1776 K Street, N.W.
               Washington, D.C. 20006

          To Licensee:

               Mr. and Mrs. Hugh McClung
               G.E. Radio Company
               271 Fourteenth Avenue
               San Francisco, California  94118

                    with copy (which shall not constitute notice) to

               Michael H. Bader, Esquire
               Haley, Bader & Potts
               Suite 900
               4350 North Fairfax Drive
               Arlington, Virginia  22203-1633

               and

               Leland H. Faust, Esquire
               Taylor & Faust, A Professional Corporation
               Suite 2525, Telesis Tower
               One Montgomery Street
               San Francisco, CA  94104

     28. MODIFICATION AND WAIVER. No modification of any provision of this Agreement shall in any event be effective unless the same shall be in writing and then such modification shall be effective only in the specific instance and for the purpose for which given.

     29. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of California except for the choice of law rules utilized in that state, and the obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the Commission and all other governmental entities or authorities presently or hereafter to be constituted. Nothing in this Agreement shall be construed or interpreted to make Licensee and Broker partners or joint venturers, or to make one an agent or representative of the other, or to afford any rights to any third party other than as expressly provided herein. Neither Broker nor Licensee is authorized to bind the other to any contract, agreement or understanding. Broker and Licensee acknowledge that call letters, trademarks and other intellectual property shall at all times remain the property of the respective parties, and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement.

     30. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

     31. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the express written approval of the other party hereto, except that Licensee may take appropriate action to implement the provisions of law incident to the Estate of Ruth (Mickey) McClung, relative to Stations.

     32. COUNTERPART SIGNATURE. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be effective as of the date first above written.

     33. ENTIRE AGREEMENT. This Agreement supersedes any prior agreements between the parties and contains all of the terms agreed upon with respect to the subject matter hereof.

     34. NO PARTNERSHIP OR JOINT VENTURE CREATED. Nothing in this Agreement shall be construed to make Licensee and Broker partners or joint venturers or to afford any rights to any third party other than as expressly provided herein.

     35. SEVERABILITY. Subject to the provisions of Paragraph 23, above, in the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

     36. LEGAL EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, personal representatives, successors and assigns.

     37. GUARANTEE. Broker shall cause its parent corporation to guarantee its performance hereunder and shall provide a written undertaking of such guarantee in Exhibit C hereto.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date above written.


                              G.E. RADIO COMPANY


                              By ---------------------------------------------
                                Hugh McClung, President


                             By ---------------------------------------------
                                Barbara McClung, Secretary


                              ALTA CALIFORNIA BROADCASTING, INC.


                              By ---------------------------------------------
                                 John Power, President


                              By ---------------------------------------------
                                                 , Secretary